Exhibit 99.1

Contacts:

Investor Relations	Media Relations
Kristy Moser	Ventura Olvera
Kristine.moser@petco.com	Ventura.olvera@petco.com

FOR IMMEDIATE RELEASE: August 19, 2021

Petco Health + Wellness Company, Inc. announces record revenue and earnings with 20 percent comp growth and 30 percent on a two-year basis

•	Recurring revenue offerings, rapidly expanding vet business and digital growth drive eleventh consecutive quarter of comparable sales growth

•	Revenue growth of 19 percent year over year and 31 percent on a two-year basis

•	Earnings per share of $0.28; Adjusted Earnings Per Share[1] of $0.25

•	Raised full year 2021 guidance on top and bottom line

San Diego, August 19, 2021 – Petco Health and Wellness Company, Inc. (Nasdaq: WOOF), a complete partner in pet health and wellness, today released its financial results for its second quarter ended July 31, 2021.

In the second quarter of 2021, Petco delivered net revenue of $1.4 billion, up 19 percent versus prior year. Net income improved by $67.7 million from prior year to $75.1 million or $0.28 per share. Trailing twelve month net income improved by $139.0 million from prior year to $79.9 million. Adjusted Net Income1 increased $44.4 million from prior year to $67.5 million or $0.25 per share, while second quarter Adjusted EBITDA1 increased by 19 percent from prior year to $155.1 million.

“With purpose driven performance at the heart of all we do, our second quarter results reflect the strength of our differentiated model and continued focus on driving customer acquisition, increasing spend, fueling comp growth of 20 percent year-over-year and 30 percent on a two-year stack,” said Ron Coughlin, Chairman and Chief Executive Officer of Petco. “We exited Q2 with strong momentum while lapping robust double-digit comp growth. Looking ahead, we’re operating from a position of strength as we move into the second half, which gave us the confidence to raise our guidance. We believe we have significant runway for continued growth as we execute against our proven transformation strategy in multi-year growth areas across services, veterinary care, digital, and owned and premium brands.”

Additionally, in the first half of 2021 total debt remained roughly flat at $1.7 billion with Net Debt1 improving $73.4 million to $1.5 billion driven by net cash flow from operations of $202.4 million and Free Cash Flow1 of $102.5 million, up 119 percent and 142 percent, respectively, from the first half of 2020. Also in the first half of 2021, Net Debt1 / Trailing Twelve Month Adjusted EBITDA1 decreased 16 percent or 0.5x to 2.7x driven by Free Cash Flow1 generation and growth in Adjusted EBITDA1.

Fiscal Q2 2021 Highlights:

Comparisons are second quarter of 2021 ended July 31, 2021 versus second quarter of 2020 ended August 1, 2020 unless otherwise noted

•	Net revenue increased 19 percent to $1.4 billion driven by comp sales growth of 20 percent

•	Net income increased $67.7 million to $75.1 million or $0.28 per share

•	Adjusted Net Income[1] increased $44.4 million to $67.5 million or $0.25 per share

•	Adjusted EBITDA[1] increased 19 percent to $155.1 million, excluding a $45.2 million gain from mark to market on our investment in A Place for Rover, Inc[4]

•	Trailing twelve month net income increased $139.0 million to $79.9 million

•	Trailing Twelve Month Adjusted EBITDA increased $98.2 million to $547.5 million

•	Net cash provided by operating activities increased $110.0 million to $202.4 million in the first half of the 2021

•	Free Cash Flow[1] increased $60.2 million to $102.5 million in the first half of 2021

•	Total debt decreased $1.6 billion or 49 percent to $1.7 billion driven by the proceeds generated in the company’s initial public offering, related recapitalization, and Free Cash Flow[1] generation

•	Net Debt[1] decreased $1.6 billion or 52 percent to $1.5 billion

•	Net Debt1 / Trailing Twelve Month Adjusted EBITDA[1] improved 61 percent to 2.7x

•	Liquidity of $644.5 million inclusive of $203.4 million of cash and cash equivalents and $441.1 million of availability on revolving credit facility

•	Ended the quarter with 1,451 Pet Care Centers, 155 Full Service Vet Hospitals within Pet Care Centers, and 101 Pet Care Centers in Mexico

Fiscal 2021 Guidance:

The following guidance as of August 19, 2021 reflects the company’s expectations for fiscal year 2021 unless otherwise indicated.

Metric	Current Guidance	Prior Guidance
Net Revenue	$5.6 billion-$5.7 billion	$5.475 billion-$5.575 billion
Adjusted EBITDA[2]	$565 million-$575 million	$550 million-$560 million
Adjusted EPS[2]	$0.81-$0.85	$0.73-$0.76
Capital Expenditures[3]	Near top of prior range	$185 million-$235 million

Assumptions in the guidance include that economic conditions, currency rates and the tax and regulatory landscape remain generally consistent. The company continues to monitor those assumptions and any potential financial impacts. Adjusted EPS guidance assumes approximately $80 million of interest expense, a 26 percent tax rate and 266 million weighted average diluted share count.

(1)

Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow, Net Debt, and Trailing Twelve Month Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

(2)

We have not reconciled Adjusted EBITDA and Adjusted EPS outlook as non-GAAP measures to the most comparable GAAP measures because it is not possible to do so without unreasonable efforts due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, we are unable to provide outlooks for the comparable GAAP measures. Forward-looking estimates of Adjusted EBITDA and Adjusted EPS are estimated in a manner consistent with the relevant definitions and assumptions noted herein.

(3)	Original capital expenditure guidance was given in the 10-K.

(4)

In July 2021, the company recognized a $45.2 million gain from the remeasurement of the fair value of its investment in A Place for Rover, Inc. (“Rover”) following Rover’s completion of a business combination with Nebula Caravel Acquisition Corp., a publicly-traded special purpose acquisition company.

Earnings Conference Call Webcast Information:

The company will host an earnings conference call on August 19, 2021 at 8:30 AM Eastern Time to discuss Petco’s financial results. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast, earnings press release, and earnings presentation via the company’s investor relations page at ir.petco.com/investor-relations. A replay of the webcast will be archived on the company’s website through September 2, 2021 at 5:00 PM Eastern Time.

About Petco, The Health + Wellness Co.:

Petco is a category-defining health and wellness company focused on improving the lives of pets, pet parents and our own Petco partners. Since our founding in 1965, we’ve been striving to set new standards in pet care, delivering comprehensive wellness solutions through our products and services, and creating communities that deepen the pet-pet parent bond. We operate more than 1,500 Petco locations across the U.S., Mexico and Puerto Rico, including a growing network of more than 150 in-store veterinary hospitals, and offer a complete online resource for pet health and wellness at petco.com and on the Petco app. In tandem with Petco Love (formerly the Petco Foundation), an independent nonprofit organization, we work with and support thousands of local animal welfare groups across the country and, through in-store adoption events, we’ve helped find homes for more than 6.5 million animals.

Forward-Looking Statements:

This earnings release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not statements of historical fact, including statements regarding our environmental and other sustainability plans and goals, and potential acquisitions, investments and dispositions. Although Petco believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. There can be no assurance that any forward-looking results will occur or be realized, and nothing contained in this earnings release is, or should be relied upon as, a promise or representation or warranty as to any future matter, including any matter in respect of the operations or business or financial condition of Petco. Such forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “intends,” “will,” “shall,” “should,” “anticipates,” “opportunity,” “illustrative”, or the negative thereof or other variations thereon or comparable terminology. All forward-looking statements are based on assumptions or judgments about future events that may or may not be correct or necessarily take place and that are by their nature subject to significant uncertainties and contingencies, many of which are outside the control of Petco. Forward-

looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from the potential results discussed in the forward-looking statements, including, without limitation, those identified in this earnings release, the risk factors that Petco identifies in its Securities and Exchange Commission filings, as well as the following: (i) increased competition (including from multi-channel retailers and e-Commerce providers); (ii) reduced consumer demand for our products and/or services; (iii) our reliance on key vendors; (iv) our ability to attract and retain qualified employees; (v) risks arising from statutory, regulatory and/or legal developments; (vi) macroeconomic pressures in the markets in which we operate; (vii) failure to effectively manage our costs; (viii) our reliance on our information technology systems; (ix) our ability to prevent or effectively respond to a privacy or security breach; (x) our ability to effectively manage strategic ventures, alliances or acquisitions; (xi) economic or regulatory developments that might affect our ability to provide attractive promotional financing; (xii) interruptions and other supply chain issues; (xiii) catastrophic events, health crises, and pandemics, including the potential effects that the ongoing COVID-19 pandemic and/or corresponding macroeconomic uncertainty could have on our financial position, results of operations and cash flows; (xiv) our ability to maintain positive brand perception and recognition; (xv) product safety and quality concerns; (xvi) changes to labor or employment laws or regulations; (xvii) our ability to effectively manage our real estate portfolio; (xviii) constraints in the capital markets or our vendor credit terms; and (xix) changes in our credit ratings. The occurrence of any such factors, events, or circumstances would significantly alter the results set forth in these statements.

Petco cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made. Petco undertakes no duty to update publicly any forward-looking statement that it may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

PETCO HEALTH AND WELLNESS COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited and subject to reclassification)

	13 Weeks Ended
	July 31, 2021	August 1, 2020	Percent Change
Net sales	$1,434,534	$1,208,971	19%
Cost of sales	835,124	679,218	23%

Gross profit	599,410	529,753	13%
Selling, general and administrative expenses	525,942	464,706	13%

Operating income	73,468	65,047	13%
Interest income	(13)	(99)	(87%)
Interest expense	19,206	54,493	(65%)
Other non-operating income	(45,162)	—	N/M

Income before income taxes and income from equity method investees	99,437	10,653	833%
Income tax expense	27,011	4,958	445%
Income from equity method investees	(2,429)	(745)	226%

Net income	74,855	6,440	1062%
Net loss attributable to noncontrolling interest	(256)	(1,001)	(74%)

Net income attributable to Class A and B-1 common stockholders	$75,111	$7,441	909%

Net income per Class A and B-1 common share:
Basic	$0.28	$0.04	699%
Diluted	$0.28	$0.04	696%

Weighted average shares used in computing net income per Class A and B-1 common share:
Basic	264,216	209,015	26%
Diluted	265,217	209,015	27%

PETCO HEALTH AND WELLNESS COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Q2 2021 unaudited and subject to reclassification)

	July 31, 2021	January 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$203,404	$111,402
Receivables, less allowance for credit losses[1]	39,889	41,827
Merchandise inventories, net	628,491	538,675
Prepaid expenses	41,990	40,032
Other current assets	30,381	45,613

Total current assets	944,155	777,549

Fixed assets	1,586,677	1,487,987
Less accumulated depreciation	(932,283)	(860,440)

Fixed assets, net	654,394	627,547
Operating lease right-of-use assets	1,314,533	1,328,108
Goodwill	2,182,465	2,179,310
Trade name	1,025,000	1,025,000
Other intangible assets	4,793	4,793
Less accumulated amortization	(4,251)	(4,079)

Other intangible assets, net	542	714
Other long-term assets	194,092	137,474

Total assets	$6,315,181	$6,075,702

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and book overdrafts	$406,685	$339,485
Accrued salaries and employee benefits	123,721	129,484
Accrued expenses and other liabilities	210,517	145,846
Current portion of operating lease liabilities	248,631	258,289
Current portion of long-term debt and other lease liabilities	20,235	2,203

Total current liabilities	1,009,789	875,307

Senior secured credit facilities, net, excluding current portion	1,646,463	1,646,281
Operating lease liabilities, excluding current portion	1,070,063	1,083,575
Deferred taxes, net	293,611	280,920
Other long-term liabilities	135,873	134,354

Total liabilities	4,155,799	4,020,437

Commitments and contingencies
Stockholders’ equity:
Class A common stock[2]	226	226
Class B-1 common stock[3]	38	38
Class B-2 common stock[4]	—	—
Preferred stock[5]	—	—
Additional paid-in-capital	2,115,220	2,092,110
Retained earnings (accumulated deficit)	60,420	(22,251)
Accumulated other comprehensive loss	(1,272)	(1,275)

Total stockholders’ equity	2,174,632	2,068,848

Noncontrolling interest	(15,250)	(13,583)

Total equity	2,159,382	2,055,265

Total liabilities and equity	$6,315,181	$6,075,702

(1)	Allowances for credit losses are $1,802 as of July 31, 2021 and $3,267 as of Jan 30, 2021
(2)

Class A common stock, par value $0.001 per share (1.0 billion shares authorized and 226.5 million shares issued and outstanding as of July 31, 2021 and 226.4 million shares issued and outstanding as of January 30, 2021)

(3)	Class B-1 common stock, par value $0.001 per share (75.0 million shares authorized and 37.8 million shares issued and outstanding)
(4)	Class B-2 common stock, par value $0.000001 per share (75.0 million shares authorized and 37.8 million shares issued and outstanding)
(5)	Preferred stock, par value $0.001 per share (25.0 million shares authorized and no shares issued or outstanding)

PETCO HEALTH AND WELLNESS COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited and subject to reclassification)

	26 Weeks Ended
	July 31, 2021	August 1, 2020
Cash flows from operating activities:
Net income (loss)	$81,004	$(26,932)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	82,845	86,038
Amortization of debt discounts and issuance costs	3,369	12,125
Provision for deferred taxes	12,691	(21,753)
Equity-based compensation	23,110	4,617
Impairments, write-offs and losses on sale of fixed and other assets	2,690	6,261
Loss on extinguishment and modification of debt	20,838	—
Income from equity method investees	(4,854)	(1,077)
Amounts reclassified out of accumulated other comprehensive income	—	5,066
Change in contingent consideration obligation	—	(391)
Non-cash operating lease costs	210,490	216,729
Other non-operating income	(45,162)	—
Changes in assets and liabilities:
Receivables	1,937	(5,208)
Merchandise inventories	(89,784)	(11,056)
Prepaid expenses and other assets	3,294	(9,153)
Accounts payable and book overdrafts	74,466	(18,955)
Accrued salaries and employee benefits	(6,017)	3,116
Accrued expenses and other liabilities	51,145	35,747
Operating lease liabilities	(220,655)	(196,700)
Other long-term liabilities	997	13,915

Net cash provided by operating activities	202,404	92,389

Cash flows from investing activities:
Cash paid for fixed assets	(99,883)	(50,043)
Cash paid for acquisitions, net of cash acquired	(2,807)	—
Distributions from equity investees	—	73
Proceeds from sale of assets	105	1,296

Net cash used in investing activities	(102,585)	(48,674)

Cash flows from financing activities:
Borrowings under long-term debt agreements	1,700,000	440,000
Repayments of long-term debt	(1,682,361)	(456,625)
Debt refinancing costs and original issue discount	(24,665)	—
Payments for finance lease liabilities	(2,044)	(2,089)
Proceeds from employee stock purchase plan	1,721	—
Repurchase of equity	—	(105)
Payment of contingent consideration	—	(250)
Payment of offering costs	(3,844)	—

Net cash used in financing activities	(11,193)	(19,069)

Net increase in cash, cash equivalents and restricted cash	88,626	24,646
Cash, cash equivalents and restricted cash at beginning of period	119,540	154,718

Cash, cash equivalents and restricted cash at end of period	$208,166	$179,364

NON-GAAP FINANCIAL MEASURES

The following information provides definitions and reconciliations of the non-GAAP financial measures presented in this earnings release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided this non-GAAP financial information, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the earnings release may differ from similarly titled measures used by other companies.

Adjusted EBITDA

Adjusted EBITDA, including Trailing Twelve Month Adjusted EBITDA, is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in net income (loss) calculated in accordance with GAAP. Management believes that Adjusted EBITDA is a meaningful measure to share with investors because it best allows comparison of the current period performance with that of the comparable period. In addition, Adjusted EBITDA affords investors a view of what management considers Petco’s operating performance to be as well as the ability to make a more informed assessment of such operating performance as compared with that of the prior period.

Please see the company’s 10-K filed on April 5, 2021 for additional information on the reconciliation of Net Income (Loss) Attributable to Class A and B-1 Common Stockholders to Adjusted EBITDA. The tables below reflect the calculation of Adjusted EBITDA for the thirteen weeks and trailing twelve months ended July 31, 2021 compared to the prior year quarter and twelve-month period ended August 1, 2020, respectively, as well as the twelve month period ended January 30, 2021.

(Dollars in thousands)	13 Weeks Ended
Reconciliation of Net Income Attributable to Class A and B-1 Common Stockholders to Adjusted EBITDA	July 31, 2021	August 1, 2020
Net income attributable to Class A and B-1 common stockholders	$75,111	$7,441
Add (deduct):
Interest expense, net	19,193	54,394
Income tax expense	27,011	4,958
Depreciation and amortization	41,238	42,471
Income from equity method investees	(2,429)	(745)
Asset impairments and write offs	1,743	2,852
Equity-based compensation	11,506	2,312
Other non-operating income	(45,162)	—
Mexico joint venture EBITDA (1)	5,856	3,483
Store pre-opening expenses	3,488	1,477
Store closing expenses	962	2,609
Non-cash occupancy-related costs (2)	2,885	5,969
Non-recurring costs (3)	13,671	3,591

Adjusted EBITDA	$155,073	$130,812

Net sales	$1,434,534	$1,208,971
Net margin (4)	5.2%	0.6%
Adjusted EBITDA Margin	10.8%	10.8%

(Dollars in thousands)	Trailing Twelve Months
Reconciliation of Net Income (Loss) Attributable to Class A and B-1 Common Stockholders to Adjusted EBITDA	July 31, 2021	January 30, 2021	August 1, 2020
Net income (loss) attributable to Class A and B-1 common stockholders	$79,915	$(26,483)	$(59,117)
Add (deduct):
Interest expense, net	143,113	218,430	238,799
Income tax expense (benefit)	31,950	(3,337)	(21,439)
Depreciation and amortization	171,643	174,836	173,968
Income from equity method investees	(10,259)	(6,482)	(3,080)
Loss on debt extinguishment and modification	38,387	17,549	—
Goodwill & indefinite-lived intangible impairment	—	—	19,000
Asset impairments and write offs	12,035	15,606	12,448
Equity-based compensation	31,408	12,915	9,854
Other non-operating income	(45,162)	—	—
Mexico joint venture EBITDA (1)	23,434	19,074	15,582
Store pre-opening expenses	13,360	9,228	8,257
Store closing expenses	6,211	7,782	7,110
Non-cash occupancy-related costs (2)	10,095	19,240	26,684
Non-recurring costs (3)	41,389	25,990	21,285

Adjusted EBITDA	$547,519	$484,348	$449,351

Net sales	$5,447,238	$4,920,202	$4,564,217
Net margin (4)	1.5%	(0.5%)	(1.3%)
Adjusted EBITDA Margin	10.1%	9.8%	9.8%

Adjusted Net Income and Adjusted EPS

Adjusted Net Income and Adjusted diluted earnings per share attributable to Petco (Adjusted Net Income and Adjusted EPS respectively) are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in the net income (loss) attributable to common stockholders and diluted earnings per share attributable to Petco calculated in accordance with GAAP (net income (loss) and EPS respectively), the most directly comparable financial measures calculated in accordance with GAAP. Management believes that Adjusted Net Income and Adjusted EPS are meaningful measures to share with investors because they best allow comparison of the current period performance with that of the comparable period. In addition, Adjusted Net Income and Adjusted EPS afford investors a view of what management considers Petco’s earnings performance to be as well as the ability to make a more informed assessment of such earnings performance with that of the prior period.

The tables below reflect the calculation of Adjusted Net Income (Loss) and Adjusted EPS for the thirteen weeks ended July 31, 2021 compared to the prior year quarter ended August 1, 2020.

(In thousands, except per share amounts)	13 Weeks Ended
Reconciliation of Diluted EPS to Adjusted EPS	July 31, 2021		August 1, 2020
	Amount	Per share	Amount	Per share
Net income attributable to common stockholders / diluted EPS	$75,111	$0.28	$7,441	$0.04
Add (deduct):
Income tax expense	27,011	0.10	4,958	0.02
Asset impairments and write offs	1,743	0.01	2,852	0.01
Equity-based compensation	11,506	0.04	2,312	0.01
Other non-operating income	(45,162)	(0.17)	—	—
Store pre-opening expenses	3,488	0.01	1,477	0.01
Store closing expenses	962	0.01	2,609	0.01
Non-cash occupancy-related costs (2)	2,885	0.01	5,969	0.03
Non-recurring costs (3)	13,671	0.05	3,591	0.02

Adjusted pre-tax income / diluted earnings per share	$91,215	$0.34	$31,209	$0.15
Income tax expense at 26% normalized tax rate	23,716	0.09	8,114	0.04

Adjusted Net Income / Adjusted EPS	$67,499	$0.25	$23,095	$0.11

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that is calculated as net cash generated by operations less cash paid for fixed assets. Management believes that Free Cash Flow, which measures the ability to generate additional cash from business operations, is an important financial measure for use in evaluating the company’s financial performance.

Although other companies report their Free Cash Flow, numerous methods exist for calculating a company’s Free Cash Flow. As a result, the method used by Petco’s management to calculate Free Cash Flow may differ from the methods used by other companies to calculate their Free Cash Flow.

The following table sets forth a reconciliation of Free Cash Flow to net cash provided by (used in) operating activities, which Petco believes to be the GAAP financial measure most directly comparable to Free Cash Flow. The table below reflects the calculation of Free Cash Flow for the thirteen and twenty six weeks ended July 31, 2021 compared to the thirteen and twenty six weeks ended August 1, 2020.

(in thousands)	13 Weeks Ended		26 Weeks Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net cash provided by operating activities	$87,402	$124,678	$202,404	$92,389
Cash paid for fixed assets	(52,532)	(22,148)	(99,883)	(50,043)

Free Cash Flow	$34,870	$102,530	$102,521	$42,346

Net Debt

Net Debt is a non-GAAP financial measure that is calculated as the sum of current and non-current debt, less cash and cash equivalents. Management considers this adjustment useful because it reduces the volatility of total debt caused by fluctuations between cash paid against the company’s revolving credit facility and cash held on hand in cash and cash equivalents.

Although other companies report their Net Debt, numerous methods exist for calculating a company’s Net Debt. As a result, the method used by Petco’s management to calculate Net Debt may differ from the methods used by other companies to calculate their Net Debt.

The following table sets forth a reconciliation of Net Debt, to total debt, which Petco believes to be the GAAP financial measure most directly comparable to Net Debt. The table below reflects the calculation of Net Debt as of the period ended July 31, 2021 compared to the prior quarters ended January 30, 2021 and August 1, 2020.

(Dollars in thousands)	July 31, 2021	January 30, 2021	August 1, 2020
Total debt:
Senior secured credit facilities, net, including current portion	$1,663,463	$1,646,281	$2,381,419
Senior notes, net	—	—	867,778
Finance leases, including current portion	15,104	13,639	14,347

Total debt	1,678,567	1,659,920	3,263,544
Less: cash and cash equivalents	(203,404)	(111,402)	(168,892)

Net Debt	$1,475,163	$1,548,518	$3,094,652

Adjusted EBITDA (TTM)	$547,519	$484,348	$449,351
Net Debt / Adjusted EBITDA ratio	2.7x	3.2x	6.9x

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS Footnotes

(1)

Mexico Joint Venture EBITDA represents 50 percent of the entity’s operating results for all periods, as adjusted to reflect the results on a basis comparable to Adjusted EBITDA. In the financial statements, this joint venture is accounted for as an equity method investment and reported net of depreciation and income taxes. Because such a presentation would not reflect the adjustments made in the calculation of Adjusted EBITDA, we include the 50 percent interest in the company’s Mexico joint venture on an Adjusted EBITDA basis to ensure consistency. The table below presents a reconciliation of Mexico joint venture net income to Mexico joint venture EBITDA.

	13 Weeks Ended
(In thousands)	July 31, 2021	August 1, 2020
Net income	$4,864	$2,384
Depreciation	3,401	$2,702
Income tax expense	2,631	$1,129
Foreign currency gain	(342)	$(295)
Interest expense, net	1,158	$1,046

EBITDA	$11,712	$6,966

50% of EBITDA	$5,856	$3,483

(2)	Non-cash occupancy-related costs include the difference between cash and straight-line rent for all periods.
(3)

Non-recurring costs include: severance; legal reserves and related fees; one-time consulting and other costs associated with our strategic transformation initiatives; discontinuation and liquidation costs; and costs related to the initial public offering and refinancing. While we incurred significant costs associated with the COVID-19 pandemic during fiscal 2020, we have not classified any of these costs as non-recurring due to the uncertainty surrounding the pandemic’s length and long-term impact on the macroeconomic operating environment.

(4)	We define net margin as net income (loss) attributable to Class A and B-1 common stockholders divided by net sales and Adjusted EBITDA margin as Adjusted EBITDA divided by net sales.

WOOF-F